Exhibit 99.1

Newfield Exploration Provides Update on its China Business Marketing Process

FOR IMMEDIATE RELEASE

The Woodlands, TX – January 13, 2015 -- Newfield Exploration Company (NYSE: NFX) today disclosed that the Company has concluded its marketing process for its China business and now plans to retain the assets. For financial purposes, the China business will be reclassified as “continuing operations” in the fourth quarter of 2014.

“The recent and significant pull back in global oil prices created headwinds for our China sales process,” said Larry Massaro, Newfield’s executive vice president and CFO. “Our China oil fields are expected to generate significant free cash flows over the next several years. Although our intent was to monetize the asset, it was not a sale at any price. We will remain disciplined in our capital investments and intend to use the cash flows from our China business to manage short-term borrowing levels and ensure that we manage our overall debt and liquidity positions during a period of weak oil prices.”

Newfield has monetized more than $2.6 billion in non-strategic assets over the last three years and has used proceeds to fund its domestic businesses. The recent sale of the Granite Wash (closed in Oct. 2014) allowed for the repayment of $600 million in long-term debt. Newfield’s credit facility expires in 2018 and the Company has no long-term bond maturities prior to 2020. Newfield currently has more than $1 billion of liquidity under its credit facility and other money market lines.

Net liftings from China in the fourth quarter of 2014 were approximately 0.3 MMBO. Newfield will provide 2015 guidance for its China business along with total company guidance in February 2015.

The Pearl facility, located in the South China Sea, is currently producing oil and development drilling is ongoing. Net capital investments in China for 2015 are estimated at less than $50 million. The Pearl facility is expected to reach a peak rate in mid-2015.

Newfield Exploration Company is an independent energy company engaged in exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated cash flow, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors. Factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321; Email: info@newfield.com